Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE October 6, 2011	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS ANNOUNCES HIRING OF GENERAL COUNSEL/CHIEF COMPLIANCE OFFICER AND NAMING OF LEADER FOR TEST BUSINESS

October 6, 2011 – MTS Systems Corporation (NASDAQ:MTSC) today announced that Steven G.  Mahon has been appointed to the position of Senior Vice President, General Counsel and Chief Compliance Officer, effective immediately.  Mr. Mahon has practiced in the fields of litigation, compliance and commercial and corporate law for over 25 years.  Steve was previously a partner at Doherty, Rumble & Butler, and at Ryan Mahon & Brown, P.A. in the Twin Cities.   His immediate past position was Vice President & Assistant General Counsel for Alliant Techsystems Inc. (ATK) in Minneapolis.  In that position, he was the Chief Legal Officer and Vice President of Contracts for ATK Aerospace Systems, an operating segment of ATK.  A Colonel in the U.S. Army Judge Advocate General’s Corps, Steve has practiced law in a variety of roles on active duty and in the U.S. Army Reserve.  His most recent posting was as the Judge Advocate (IMA) for U.S. Army Europe and 7th Army in Heidelberg, Germany.  Steve has both a BA and MA degree from Creighton University, an MA degree from the U.S Army War College, and earned his J.D. degree from William Mitchell College of Law.

“We are very pleased to have a person with Steve’s legal and government contracting compliance experience join MTS as we build our capabilities in these critically important areas,” said William V. Murray, interim President and CEO of MTS Systems Corporation.  “In addition we are also very pleased to announce that Rich Baker has been named as Vice President and General Manager of the Test segment of the Company.”

Arthur R. (Rich) Baker began his career with MTS in 2005 as the Director of Engineering for Test following a decade at Rohm and Haas (Rodel) in a variety of Engineering and Technology roles.  Rich has a Ph. D. from Cornell University in Theoretical and Applied Mechanics.

“As the Vice President of Engineering and Operations for Test, Rich has demonstrated strong technical leadership –  the Test business has developed a growing R & D capability as well as a Systems Engineering function that provides our customers with solutions to their testing challenges that outperform our competitors,” said Bill Murray, MTS’s Interim CEO.   “I am pleased to have Rich in this new position and believe that his strong knowledge of the business and his leadership competency will help MTS achieve its growth goals.”

About MTS Systems Corporation
MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors.  The Company’s testing hardware and software solution help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures.  MTS’s high-performance position sensors provide controls for a variety of industrial and vehicular applications.  MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010.  Additional information on MTS can be found on its website at http://www.mts.com.

MTS News Release

The release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

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